PRESS RELEASE

Contacts:

For Company:	For Investors:	For Media:
Tom Allen Chief Financial Officer & Chief Operating Officer 951-699-6991, ext. 287 tallen@outdoorchannel.com	Brad Edwards Brainerd Communicators, Inc. 212-986-6667 edwards@braincomm.com	Nancy Zakhary Brainerd Communicators, Inc. 212-986-6667 nancy@braincomm.com

OUTDOOR CHANNEL HOLDINGS ANNOUNCES CHIEF OPERATING OFFICER APPOINTMENT

TEMECULA, Calif. – February 1, 2012 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced that Tom Allen has been appointed Chief Operating Officer, effective immediately. Mr. Allen will continue to serve as Outdoor Channel’s Executive Vice President and Chief Financial Officer.

“Tom Allen has been a strong addition to the senior management team since his arrival in 2010 and we look forward to his many contributions in his expanded role,” said Tom Hornish, President and CEO of Outdoor Channel. “We have had a close partnership over the past eighteen months, and I have complete confidence in Tom’s ability to effectively manage Outdoor Channel’s day to day operations.”

Mr. Allen has served as Outdoor Channel’s Executive Vice President and Chief Financial Officer since joining the company in July 2010. Previously, Mr. Allen co-founded ACME Communications, Inc., where he served as Executive Vice President and Chief Financial Officer from its inception in 1997 until he joined Outdoor Channel. He continues to serve on ACME’s Board of Directors. From 1993 to 1996, Mr. Allen was the Chief Operating Officer for U.S. Operations and Chief Financial Officer for Virgin Interactive Entertainment. Before that Mr. Allen served as Fox Broadcasting Company’s initial Chief Financial Officer from 1986 to 1993.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America’s leading and highest quality producers of live sporting events and sports series for cable and broadcast television. Winnercomm also owns and operates the patented Skycam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information, please visit www.outdoorchannel.com.